Exhibit 99.1

The Priceline Group Announces Additional Investment in Ctrip
NORWALK, Conn. December 10, 2015 . . . The Priceline Group Inc. (NASDAQ: PCLN) today announced that it has agreed to invest an additional $500 million in Ctrip.com International, Ltd. (NASDAQ: CTRP) ("Ctrip"), China’s leading online travel company, through a convertible bond.
Including the new bond, The Priceline Group has invested about $1.9 billion in Ctrip convertible bonds and American Depositary Shares since 2014.  Immediately following issuance of the new $500 million bond, assuming conversion of bonds held, The Priceline Group will own approximately 45.5 million American Depository Shares of Ctrip on a fully diluted basis.
The Priceline Group and Ctrip will continue their existing commercial partnership, whereby accommodations inventory is cross-promoted between the brands.
“Today’s announcement reflects our ongoing commitment to the partnership between Ctrip and The Priceline Group, which began in 2012,” said Darren Huston, CEO of Booking.com and President & CEO of The Priceline Group.  “The investment is an important part of our broader strategy to continue to grow our online travel business to, from and within China.”

About The Priceline Group
The Priceline Group (NASDAQ: PCLN) is the world leader in online travel and related services, provided to customers and partners in over 200 countries and territories through six primary brands - Booking.com, priceline.com, KAYAK, agoda.com, rentalcars.com, and OpenTable. The Priceline Group’s mission is to help people experience the world.  For more information, visit PricelineGroup.com.
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For further information, please contact:
The Priceline Group:
For Press Information: Leslie Cafferty 203-299-8128 leslie.cafferty@pricelinegroup.com
For Investor Relations: Matthew Tynan 203-299-8487 matt.tynan@pricelinegroup.com